AMENDMENT TO AGREEMENT
                 AND PLAN OF REORGANIZATION

     This document reflects an amendment to that Agreement and Plan of Reorganization (hereinafter the "Agreement") entered into effective as of August 6, 2004, by and among Mobile Design Concepts Inc., Lynn Dixon, Bioaccelerate, Inc. and the shareholders of Bioaccelerate.

      All defined terms in the Agreement retain their designated meaning when used in this Amendment.

      This Amendment is agreed to as of this 31st day of August, 2004.

     The Agreement is hereby amended to provide that instead
of  issuing  32,000,000 shares of MODS common stock  to  the
Bioaccelerate  Shareholders,  MODS  shall  issue  32,325,000 shares.

      No other provisions of the Agreement are affected by this amendment extent to the extent necessary to effectuate, the change set forth above.

                 Mobile Design Concepts, Inc.

                 By:_____________________________
                     Lynn Dixon, President


                    _____________________________
                     Lynn Dixon, Individually

                 Bioaccelerate, Inc.

                 By:_____________________________
                     Lee Cole, President










C:\TGK\AmentoAgreementPlanofReorgBIOACCELERATE.doc